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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on From S-4 and related Prospectus of Broadband Parent Corporation (successor to ANTEC Corporation) for the registration of 38,200,000 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 2001, except for Note 2 paragraph 4, as to which the date is June 26, 2001, with respect to the consolidated financial statements and schedule of ANTEC Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP

Atlanta, Georgia
June 28, 2001